Exhibit 99.1

SPG Restated for Camera Module Divestiture

SPG with camera module business
	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04
Orders [1]	385	424	364	499	1,672	588	529	474	408	1,999
Revenue [1]	372	380	386	470	1,608	474	532	544	492	2,042
Operating profit (loss) [1]	(48)	(44)	(8)	41	(59)	60	65	32	8	165

Camera module business [2]
	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04
Orders	5	19	37	43	104	101	86	75	73	335
Revenue	5	4	19	30	58	44	75	86	91	296
Operating Loss	(8)	(9)	(14)	(8)	(39)	(17)	(1)	(28)	(8)	(54)

Camera module business expenses which remain in SPG cost structure
	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04
Operating Loss	(6)	(6)	(7)	(8)	(27)	(10)	(16)	(19)	(17)	(62)

SPG without camera module business
	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04
Orders	380	405	327	456	1,568	487	443	399	335	1,664
Revenue	367	376	367	440	1,550	430	457	458	401	1,746
Operating profit (loss)	(46)	(41)	(1)	41	(47)	67	50	41	(1)	157

[1]	FY04 results for SPG have been restated to include $21 million in orders, $21 million in revenues and $1 million in operating profit that were not previously included in SPG results as reported in our Annual Report on Form 10-K for year ended October 31, 2004 in order to reflect the impact of a transfer of a business unit to SPG from our Test and Measurement business in FY05. Similar restatements were made for all quarters presented and for FY03.

[2]	Camera module business with all direct and indirect costs and expenses including segment and corporate allocations, shared services and other costs and expenses which will remain after the sale of the camera business.

Operating profit (loss) reflect the results of SPG and the camera module business under Agilent’s management reporting system which is not necessarily in conformity with accounting principles generally accepted in the United States (GAAP). Operating profit (loss) of our management reporting system excludes restructuring, amortization of intangibles and some residual corporate charges.

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months.

Historical amounts have been restated to conform with current period presentation.

SPG Market Segment Split for Orders

SPG orders with camera module business
	FY 2004
	Q1	Q2	Q3	Q4	Total
Networking	$155	$137	$131	$121	$544
Personal systems	433	392	343	287	1,455

	$588	$529	$474	$408	$1,999

	FY 2003
	Q1	Q2	Q3	Q4	Total
Networking	$135	$134	$124	$174	$567
Personal systems	250	290	240	325	1,105

	$385	$424	$364	$499	$1,672

SPG orders without camera module business

	FY 2004
	Q1	Q2	Q3	Q4	Total
Networking	$155	$137	$131	$121	$544
Personal systems	332	306	268	214	1,120

	$487	$443	$399	$335	$1,664

	FY 2003
	Q1	Q2	Q3	Q4	Total
Networking	$135	$134	$124	$174	$567
Personal systems	245	271	203	282	1,001

	$380	$405	$327	$456	$1,568

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months.

Historical amounts have been restated to conform with current period presentation.

SPG Market Segment Split for Revenue

SPG revenue with camera module business
	FY 2004
	Q1	Q2	Q3	Q4	Total
Networking	$154	$151	$144	$128	$577
Personal systems	320	381	400	364	1,465

	$474	$532	$544	$492	$2,042

	FY 2003
	Q1	Q2	Q3	Q4	Total
Networking	$130	$120	$131	$161	$542
Personal systems	242	260	255	309	1,066

	$372	$380	$386	$470	$1,608

SPG revenue without camera module business

	FY 2004
	Q1	Q2	Q3	Q4	Total
Networking	$154	$151	$144	$128	$577
Personal systems	276	306	314	273	1,169

	$430	$457	$458	$401	$1,746

	FY 2003
	Q1	Q2	Q3	Q4	Total
Networking	$130	$120	$131	$161	$542
Personal systems	237	256	236	279	1,008

	$367	$376	$367	$440	$1,550

Historical amounts have been restated to conform with current period presentation.